Exhibit (a)(1)(E)

PRELIMINARY COPY

OFFER TO EXCHANGE

BY

ORGANOGENESIS HOLDINGS INC.

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

FOR SHARES OF ITS CLASS A COMMON STOCK

AT AN EXCHANGE RATIO OF 0.095 SHARES FOR EACH PUBLIC WARRANT

AND CONSENT SOLICITATION

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

EASTERN TIME, ON [●], 2019, UNLESS THE OFFER PERIOD IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Exchange Letter, dated [●], 2019 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Organogenesis Holdings Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants that were issued in connection with its initial public offering pursuant to a prospectus dated October 10, 2016 (the “IPO Prospectus”), exercisable for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half Share (the “Public Warrants”), to permit, during the Offer Period, the exchange of one Public Warrant for 0.095 Shares (approximately one Share for every 11 Public Warrants tendered), as described in the Offer Letter. The “Offer Period” is the period of time commencing on [●], 2019 and ending at 12:00 midnight, Eastern Time, on [●], 2019, or such later date to which the Company may extend the Offer (the “Expiration Date”).

As part of the Offer, the Company is also soliciting consents from the holders of the Public Warrants to the amendment (the “Warrant Amendment”) of the Warrant Agreement governing the Company’s outstanding Public Warrants. If approved, the Warrant Amendment would permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into 0.0855 Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer, which would permit the Company to eliminate all of its currently outstanding Public Warrants. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer Letter.

NO FRACTIONAL SHARES WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 10, 2023 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

THE OFFER RELATES TO THE PUBLIC WARRANTS ISSUED PURSUANT TO THE IPO PROSPECTUS, WHICH TRADE THROUGH THE DEPOSITARY TRUST COMPANY. THE OFFER DOES NOT RELATE TO THE WARRANTS ISSUED IN PRIVATE PLACEMENTS THAT OCCURRED CONTEMPORANEOUSLY WITH OUR INITIAL PUBLIC OFFERING, NONE OF WHICH ARE CURRENTLY OUTSTANDING. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JULY 9, 2019, THERE WERE 30,890,748 PUBLIC WARRANTS OUTSTANDING.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER TO EXCHANGE PUBLIC WARRANTS FOR SHARES. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE PUBLIC WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE PUBLIC WARRANTS.

You may tender and exchange some or all of your Public Warrants. Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your Public Warrants.

On the terms and subject to the conditions of the Offer, the Company will allow you to exchange all Public Warrants issued pursuant to the IPO Prospectus properly tendered before the Expiration Date and not properly withdrawn at an exchange rate of 0.095 Shares for each Public Warrant.

We are the owner of record of warrants held for your account. As such, we are the only ones who can exchange and tender your Public Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to exchange and tender Public Warrants we hold for your account.

Please instruct us as to whether you wish us to exchange any or all of the Public Warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may exchange your Public Warrants at the rate of 0.095 Shares for one Public Warrant issued pursuant to the IPO Prospectus of the Company.

2.	The Offer is subject to certain conditions set forth in the Offer Letter under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

3.	The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on [●], 2019, unless the Company extends the Offer.

4.	The Offer is for any and all outstanding Public Warrants of the Company issued pursuant to the IPO Prospectus.

5.

Tendering Public Warrant holders who are registered Public Warrant holders or who tender their Public Warrants directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions.

If you wish to have us exchange any or all of your Public Warrants, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to exchange your Public Warrants, we will tender for exchange all your Public Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer Period and withdrawal rights will expire at 12:00 midnight, Eastern Time, on [•], 2019, unless the Offer Period is extended.

The Offer is being made solely under the Offer Letter and the Letter of Transmittal and is being made to all holders of Public Warrants issued pursuant to the IPO Prospectus. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s board of directors has approved the Offer and Consent Solicitation. However, neither the Company’s management nor its board of directors, officers, or employees, nor the Depositary, the Information Agent or the Financial Advisor, makes any recommendation to any Public Warrant holder as to whether to exchange or refrain from tendering and exchanging any Public Warrants. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors. You must decide whether to exchange your Public Warrants and, if so, how many Public Warrants to exchange. In doing so, you should read carefully the information in the Offer Letter and the Letter of Transmittal.

INSTRUCTION FORM

WITH RESPECT TO THE

OFFER TO EXCHANGE

BY

ORGANOGENESIS HOLDINGS INC.

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

FOR SHARES OF ITS CLASS A COMMON STOCK

AT AN EXCHANGE RATIO OF 0.095 SHARES FOR EACH PUBLIC WARRANT

The undersigned acknowledges receipt of your letter and the enclosed Offer to Exchange Letter, dated [●], 2019 (the “Offer Letter”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Organogenesis Holdings Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants that were issued in connection with our initial public offering pursuant to a prospectus dated October 10, 2016 (the “IPO Prospectus”), exercisable for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half Share (the “Public Warrants”) to permit the exchange of one Public Warrant for 0.095 Shares (approximately one Share for every 11 Public Warrants tendered). The “Offer Period” is the period of time commencing on [●], 2019 and ending at 12:00 midnight, Eastern Time, on [●], 2019, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Offer relates to the Public Warrants issued pursuant to the IPO Prospectus, which trade through The Depository Trust Company. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The undersigned hereby instructs you to exchange the number of Public Warrants indicated below or, if no number is indicated, all Public Warrants you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by the Company as provided in the Offer Letter; (ii) such Public Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Public Warrants is unknown and cannot be predicted with certainty; (iv) such Public Warrant holder has read the Offer Letter; (v) such Public Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Public Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Public Warrant holder’s tender of Public Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Public Warrants, such Public Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Public Warrants authorizes the Company to withhold all applicable Tax Items potentially payable by a tendering Public Warrant holder. The Company’s acceptance for payment of Public Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Public Warrant holder and the Company upon the terms and subject to certain conditions of the Offer.

(continued on following page)

Number of Public Warrants to be exchanged by you for the account of the undersigned:

*

No fractional Shares will be issued. Public Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares.

**	Unless otherwise indicated, it will be assumed that all Public Warrants held by us for your account are to be exchanged.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification Number:

Address(es):
(Including Zip Code)

Area Code/Phone Number:

Date:                     , 2019